AMENDMENT NO. 3

TO ADMINISTRATIVE SERVICES AGREEMENT

(Thrivent Series Fund, Inc.)

Thrivent Financial for Lutherans (“TFL”) and Thrivent Series Fund, Inc. (“TSF”) hereby agree that, effective August 21, 2015, Exhibit A to the Administrative Services Agreement dated January 1, 2009 between TFL and TSF, shall be amended to reflect the merger of certain series of TSF.

A revised Exhibit A is attached hereto.

THRIVENT SERIES FUND, INC.

By	/s/ David S. Royal
David S. Royal
President

THRIVENT FINANCIAL FOR LUTHERANS

By	/s/ Russell W. Swansen
Russell W. Swansen
Senior Vice President and Chief Investment Officer

EXHIBIT A

(Effective August 21, 2015)

1.	Thrivent Aggressive Allocation Portfolio
2.	Thrivent Moderately Aggressive Allocation Portfolio
3.	Thrivent Moderate Allocation Portfolio
4.	Thrivent Moderately Conservative Allocation Portfolio
5.	Thrivent Partner Healthcare Portfolio
6.	Thrivent Partner Emerging Markets Equity Portfolio
7.	Thrivent Real Estate Securities Portfolio
8.	Thrivent Small Cap Stock Portfolio
9.	Thrivent Small Cap Index Portfolio
10.	Thrivent Mid Cap Stock Portfolio
11.	Thrivent Mid Cap Index Portfolio
12.	Thrivent Partner Worldwide Allocation Portfolio
13.	Thrivent Partner All Cap Portfolio
14.	Thrivent Large Cap Growth Portfolio
15.	Thrivent Partner Growth Stock Portfolio
16.	Thrivent Large Cap Value Portfolio
17.	Thrivent Large Cap Stock Portfolio
18.	Thrivent Large Cap Index Portfolio
19.	Thrivent Growth and Income Plus Portfolio
20.	Thrivent Balanced Income Plus Portfolio
21.	Thrivent High Yield Portfolio
22.	Thrivent Diversified Income Plus Portfolio
23.	Thrivent Income Portfolio
24.	Thrivent Opportunity Income Plus Portfolio
25.	Thrivent Limited Maturity Bond Portfolio
26.	Thrivent Bond Index Portfolio
27.	Thrivent Money Market Portfolio